                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

             YRC WORLDWIDE INC. formerly YELLOW ROADWAY CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $1.00 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   984249102
                                   ---------
                                 (CUSIP Number)

                               December 31, 2005
                               -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                 -----------------------
CUSIP No. 984249102                   13G               Page - 2 - of 10 Pages
-----------------------                                 -----------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)    |_|

                                                      (b)    |X|

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF       ----- ---------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               334,075 (see Item 4)
          BY          ----- ---------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH         ----- ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            334,075 (see Item 4)

---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           334,075 (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.6% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                 -----------------------
CUSIP No. 984249102                   13G               Page - 3 - of 10 Pages
-----------------------                                 -----------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)      |_|

                                                      (b)      |X|

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF      ------ ---------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
        OWNED               334,075 (see Item 4)
         BY          ------ ---------------------------------------------------
        EACH             7  SOLE DISPOSITIVE POWER
      REPORTING
       PERSON               0
        WITH         ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            334,075 (see Item 4)

---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           334,075 (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.6% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                 -----------------------
CUSIP No. 984249102                   13G               Page - 4 - of 10 Pages
-----------------------                                 -----------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)     |_|

                                                      (b)     |X|

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF      ------ ---------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
        OWNED               0 (see Item 4)
         BY          ------ ---------------------------------------------------
        EACH             7  SOLE DISPOSITIVE POWER
      REPORTING
       PERSON               0
        WITH         ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0 (see Item 4)
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                 -----------------------
CUSIP No. 984249102                   13G               Page - 5 - of 10 Pages
-----------------------                                 -----------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)     |_|

                                                      (b)     |X|

---------- --------------------------------------------------------------------
        3  SEC USE ONLY
---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF      ------ ---------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
        OWNED               334,075 (see Item 4)
         BY          ------ ---------------------------------------------------
        EACH             7  SOLE DISPOSITIVE POWER
      REPORTING
       PERSON               0
        WITH         ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            334,075 (see Item 4)


---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           334,075 (see Item 4)
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.6% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- --------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(A)           NAME OF ISSUER:
                    --------------

                    Yellow Roadway Corporation (now YRC Worldwide Inc.)

ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    -----------------------------------------------

                    10990 Roe Avenue
                    Overland Park, Kansas 66211

ITEMS 2(A)          NAME OF PERSON FILING:

                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock, $1.00 par value per share ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates"), S.A.C. Meridian Fund, LLC ("SAC Meridian"), and S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates, SAC Meridian and SAC MultiQuant; (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors"); and (iv) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC Meridian, SAC MultiQuant, and CR Intrinsic Investors.

ITEM 2(B)           ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                    -------------------------------------

                    The address of the principal business office of
                    (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022.

ITEM 2(C)           CITIZENSHIP:
                    ------------

                    SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors are Delaware limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(D)           TITLE OF CLASS OF SECURITIES:
                    -----------------------------

                    Common Stock, par value $1.00 per share

ITEM 2(E)           CUSIP NUMBER:
                    -------------

                    984249102

ITEM 3              Not Applicable

ITEM 4              OWNERSHIP:
                    ----------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of October 31, 2005 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarterly period ended September 30, 2005.

                    As of the close of business on December 30, 2005:

                     1. S.A.C. Capital Advisors, LLC
                    (a) Amount beneficially owned: 334,075
                    (b) Percent of class: 0.6%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 334,075
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 334,075

                    2. S.A.C. Capital Management, LLC
                    (a) Amount beneficially owned: 334,075
                    (b) Percent of class: 0.6%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 334,075
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 334,075

                    3. CR Intrinsic Investors, LLC
                    (a) Amount beneficially owned: -0-
                    (b) Percent of class: 0%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: -0-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: -0-

                    4. Steven A. Cohen
                    a) Amount beneficially owned: 334,075

                    (b) Percent of class: 0.6%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 334,075
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition: 334,075

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates, SAC Meridian and SAC MultiQuant. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"). Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 334,075 Shares (constituting approximately 0.6% of the Shares outstanding); and
                    (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 0 Shares. Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement, and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments.


ITEM 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                    --------------------------------------------

                    If this statement is being filed to report
                    the fact that as of the date hereof the
                    reporting person has ceased to be the
                    beneficial owner of more than five percent
                    of the class of securities, check the
                    following.     |X|

ITEM 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON:
                    -------------------------------------------------

                    Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                    --------------------------------------------

                    Not Applicable

ITEM 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                    OF THE GROUP:
                    ---------------------------------------------

                    Not Applicable

ITEM 9              NOTICE OF DISSOLUTION OF GROUP:
                    ------------------------------

                    Not Applicable

ITEM 10                    CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006


S.A.C. CAPITAL ADVISORS, LLC


By:      /s/ Peter Nussbaum
      ------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:      /s/ Peter Nussbaum
      ------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


CR INTRINSIC INVESTORS, LLC


By:      /s/ Peter Nussbaum
      ------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:      /s/ Peter Nussbaum
      ------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person